EXHIBIT 23.03

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the 2004 consolidated financial statements and financial statement schedule of Kana Software, Inc. and subsidiaries dated August 26, 2005, appearing in the Annual Report on Form 10-K of Kana Software, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

San Jose, California
May 8, 2007